Exhibit 99.2

 SELECTED PRO FORMA FINANCIAL INFORMATION REGARDING THE COMBINED COMPANY

On July 29, 2008, Gran Tierra announced that it had entered into an agreement providing for the business combination of Gran Tierra and Solana.  Under the terms of the agreement with Solana, each Solana shareholder would receive, for each Solana common share held, either: (1) 0.9527918 of a share of Gran Tierra common stock; or (2) 0.9527918 of a common share of a Canadian subsidiary of Gran Tierra (an “Exchangeable Share”).  The Exchangeable Shares: (a) would have the same voting rights, dividend entitlements and other attributes as Gran Tierra common stock; (b) would be exchangeable, at each stockholder's option, on a one-for-one basis into Gran Tierra common stock; and (c) subject to compliance with the listing requirements of the Toronto Stock Exchange, would be listed on the Toronto Stock Exchange.  Exchangeable Shares would automatically be exchanged for Gran Tierra common stock five years from closing, and in certain other events. The arrangement would also result in Solana optionholders and Solana warrantholders receiving either Solana common shares pursuant to a cashless exercise of their options or warrants or cash payments, in both cases based on the above exchange ratio.  In addition, certain Solana options might be exchanged for options of Gran Tierra, and holders of Solana warrants might elect to continue to hold their warrants, which would be exercisable into shares of common stock of Gran Tierra pursuant to the terms of such warrants.

The transaction was completed November 14, 2008 pursuant to a plan of arrangement in accordance with the Business Corporations Act (Alberta).  Upon completion of the transaction, Solana became an indirect wholly-owned subsidiary of Gran Tierra.  On a diluted basis, upon the closing of the plan of arrangement, Solana security holders owned approximately 49% of the combined company and Gran Tierra security holders owned approximately 51% of the combined company.

The accompanying unaudited pro forma consolidated balance sheet as at September 30, 2008 and unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007 (collectively, the “Pro Forma Statements”) have been prepared related to the acquisition by Gran Tierra of all of the shares of Solana under the Arrangement.

The Pro Forma Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) by the management of Gran Tierra. Accounting policies used in the preparation of the Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Gran Tierra as at and for the year ended December 31, 2007 and the unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2008.  The unaudited pro forma consolidated balance sheet gives effect to the transactions described in Notes 1 and 2 as if they occurred on September 30, 2008 and the unaudited pro forma consolidated statements of operations give effect to the transactions described in Notes 1 and 2 as if they occurred on January 1, 2007. In the opinion of management, the Pro Forma Statements include all material adjustments necessary for a fair presentation of the ongoing entity in accordance with U.S. GAAP.

The Pro Forma Statements have been prepared from, and should be read in conjunction with, the following financial statements, which are included in this Form 8-K/A:

•	The audited consolidated financial statements of Gran Tierra and Solana for the year ended December 31, 2007; and,

•	The unaudited interim consolidated financial statements of Gran Tierra and Solana as at and for the nine months ended September 30, 2008.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the financial position or results of operations that actually would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future.  In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings that may result from the combination of the Gran Tierra and Solana operations.

Gran Tierra Energy Inc.
PRO-FORMA CONSOLIDATED BALANCE SHEET
As at September 30, 2008
(Unaudited)

		Solana
	Gran	Resources
	Tierra	Limited
	Energy	Historical	Solana
	Inc.	(Canadian	US GAAP	Pro Forma		Pro-Forma
(US $ thousands)	Historical	GAAP)	Adjustments	Adjustments	Note	Consolidated
Assets
Current Assets
Cash and cash equivalents	57,760	87,527	-	(2,778)	1(h)	142,509
Accounts receivable	37,279	36,941	-	(4,715)	1(d)	69,505
Inventory	570	-	-	-		570
Taxes receivable	2,543	-	-	-		2,543
Prepaids	490	1,064	-	-		1,554
Deferred tax asset	934	935	2,877	(3,812)	1(e)	934
Total Current Assets	99,576	126,467	2,877	(11,305)		217,615

Oil and Gas Properties (using the full cost method of accounting)
Proved	65,707	77,423	(8,968)	252,318	1(b),(j)	386,480
Unproved	13,964	35,248	-	325,245	1(b)	374,457
Total Oil and Gas Properties	79,671	112,671	(8,968)	577,563		760,937

Other Assets	1,684	1,019	-	-		2,703
Total Property and Equipment	81,355	113,690	(8,968)	577,563		763,640

Long Term Assets

Deferred tax asset	6,387	-	-	-		6,387
Taxes receivable	541	-	-	-		541
Goodwill	15,005	-	-	85,679	1(a)	100,684
Investment	-	370	-	-		370
Deposits	-	1,179	-	-		1,179
Other receivables	-	1,120	-	(1,120)	1(j)	-
Total Long Term Assets	21,933	2,669	-	84,559		109,161

Total Assets	202,864	242,826	(6,091)	650,817		1,090,416

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	17,576	6,616	-	(4,715)	1(d)	19,477
Accrued liabilities	12,172	4,403	-	8,915	1(i)	25,490
Derivative financial instruments	2,018	-	-	-		2,018
Current taxes payable	23,355	15,613	-	-		38,968
Deferred tax liability	967	-	-	-		967
Total Current Liabilities	56,088	26,632	-	4,200		86,920

Long term liabilities	118	-	-	-		118
Deferred tax liability	7,128	-	-	187,085	1(e)	194,213
Deferred remittance tax	1,113	-	-	-		1,113
Derivative financial instruments	873	-	-	-		873
Asset retirement obligations	1,136	2,754	-	394	1(c)	4,284
Total Liabilities	66,456	29,386	-	191,679		287,521

Shareholders' Equity
Common shares - Gran Tierra	225	-	-	54	1(g)	279
Additional paid in capital - Gran Tierra	108,510	-	-	642,839	1(g)	751,349
Warrants - Gran Tierra	7,995	-	-	24,207	1(g)	32,202
Share capital - Solana	-	197,179	-	(197,179)	1(f)	-
Contributed surplus - Solana	-	12,074	(3,287)	(2,778)	1(h)	-
				1,757	2(d)
				(7,766)	1(f)
Accumulated other comprehensive income - Solana	-	5,792	(165)	(5,627)	1(f)	-
Retained earnings (Accumulated deficit)	19,678	(1,605)	(2,639)	(1,757)	2(d)	19,065
				(3,431)	1(i)
				(613)	1(g)
				9,432	1(f)
Total Shareholders' Equity	136,408	213,440	(6,091)	459,138		802,895

Total Liabilities and Equity	202,864	242,826	(6,091)	650,817		1,090,416

See accompanying notes to the unaudited pro forma consolidated financial statements.

Gran Tierra Energy Inc.
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2007
(Unaudited)

		Solana Resources
	Gran Tierra	Limited	Solana
(US $ thousands except per	Energy Inc.	Historical	US GAAP	Pro Forma		Pro-Forma
share amounts)	Historical	(Canadian GAAP)	Adjustments	Adjustments	Note	Consolidated
Revenue
Oil and natural gas	31,853	18,294	-	-		50,147
Interest	425	1,091	-	-		1,516
	32,278	19,385	-	-		51,663

Expenses
Operating	10,474	3,944	-	-		14,418
Depreciation, depletion and accretion	9,415	5,789	(1,196)	8,706	2(a)	22,714
General and administrative	10,232	5,129	13,640	-	2(d)	29,001
Liquidated damages	7,367	-	-	-		7,367
Derivative financial instruments	3,040	-	-	-		3,040
Foreign exchange (gain) loss	(77)	77	-	19,060	2(c)	19,060
Stock-based compensation	-	13,640	(13,640)	-	2(d)	-
	40,451	28,579	(1,196)	27,766		95,600

Earnings (loss) before income taxes	(8,173)	(9,194)	1,196	(27,766)		(43,937)

Income tax expense (recovery)	294	89	-	(2,960)	2(b)	(2,577)

Net earnings (loss) for the period	(8,467)	(9,283)	1,196	(24,806)		(41,360)

Loss per share
Basic	(0.09)	(0.09)			2(f)	(0.19)
Diluted	(0.09)	(0.09)			2(f)	(0.19)

See accompanying notes to the unaudited pro forma consolidated financial statements.

Gran Tierra Energy Inc.
PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2008
(Unaudited)

		Solana Resources
	Gran Tierra	Limited	Solana
(US $ thousands except per	Energy Inc.	Historical	US GAAP	Pro Forma		Pro-Forma
share amounts)	Historical	(Canadian GAAP)	Adjustments	Adjustments	Note	Consolidated
Revenue
Oil and natural gas	93,873	90,753	-	-		184,626
Interest	429	1,537	-	-		1,966
	94,302	92,290	-	-		186,592

Expenses
Operating	10,766	10,038	-	(415)	2(e)	20,389
Depreciation, depletion and accretion	15,221	12,930	(1,287)	28,388	2(a)	55,252
General and administrative	12,810	4,474	4,008	415	2(e),(d)	21,707
Derivative financial instruments	2,987	-	-	-		2,987
Foreign exchange (gain) loss	(1,734)	(1,620)	-	(15,278)	2(c)	(18,632)
Stock-based compensation	-	4,008	(4,008)	-	2(d)	-
	40,050	29,830	(1,287)	13,110		81,703

Earnings (loss) before income taxes	54,252	62,460	1,287	(13,110)		104,889

Income tax expenses (recoveries)	18,063	14,647	(2,877)	(5,556)	2(b)	24,277

Net earnings (loss) for the period	36,189	47,813	4,164	(7,554)		80,612

Earnings per share
Basic	0.34	0.38			2(f)	0.35
Diluted	0.30	0.36			2(f)	0.33

See accompanying notes to the unaudited pro forma consolidated financial statements.

Notes to the Unaudited Pro Forma Consolidated Financial Statements
As at September 30, 2008 (US$ unless otherwise stated)

1.	Pro Forma Consolidated Balance Sheet Assumptions and Adjustments

Under the terms of the Acquisition, Gran Tierra acquired all of the issued and outstanding common shares of Solana in exchange for 120,620,967 common or Exchangeable shares comprised of 51,516,332 Gran Tierra common shares and 69,104,635 of Exchangeable Shares. The total number of common shares and/or Exchangeable Shares issued pursuant to the terms of the Acquisition is calculated as follows:

Solana shares outstanding as at November 14, 2008	126,597,402
Exchange ratio	0.9527918
Gran Tierra shares issued pursuant to the Acquisition	120,620,967

Based on Solana’s actual settlement of options prior to the closing of the Acquisition on November 14, 2008, 3,284,387 of the Solana options were settled by Solana for cash and 170,612 were exercised immediately prior to the Acquisition, in accordance with the provisions of the Agreement, and 490,001 Solana options were exchanged at the exchange ratio for 466,869 Gran Tierra stock options. All of the 7,500,000 Solana warrants (“Rollover Warrants”) are outstanding after the date of the Acquisition and are exchangeable for 7,145,938 of Gran Tierra common shares (by applying the exchange ratio).

On November 14, 2008 and prior to the November 15, 2008 deadline, as contractually agreed, Gran Tierra issued 2 million common shares to acquire the participating interest in Solana’s properties that, under the Colombian Participation Agreement entered into in 2006 as part of the acquisition of Argosy Energy International (“Argosy”), would otherwise accrue to the former owners of Argosy.  For the purposes of these Pro Forma Statements, the ascribed value of common shares issued has been included in the purchase consideration for the Acquisition.  The shares were issued in a private placement and are subject to a registration rights agreement.

The Acquisition was accounted for using the purchase method, with Gran Tierra being the acquirer, whereby the Solana assets acquired and liabilities assumed are recorded at their fair values at the acquisition date.

The table below reflects management's assessment of the net assets acquired and liabilities assumed.  The purchase price allocation is subject to change due to, but not limited to, the receipt of any additional information with respect to the valuation of certain assets and liabilities, and changes in Gran Tierra’s valuation estimates that may be made between now and the time of the final purchase price allocation. These adjustments may be material.

For the purposes of the Pro Forma Statements, the fair value of assets acquired and liabilities assumed have been allocated as follows:

(a)	Purchase price allocation:

Purchase Price	($ thousands)

Common Shares/Exchangeable Shares issued
(120,620,967 shares at $5.235 per share)	$631,451
Rollover Warrants	23,594
Stock options	1,345
Common shares issued under the Participation
Agreement (2,000,000 shares at $5.235 per share)	10,470
Transaction costs	5,111
$671,971

Allocation of the Purchase Price
Oil and Gas Properties
Proved	$320,773
Unproved	360,493
Other assets	1,019
Deposits	1,179
Goodwill	85,679
Investment	370
Net working capital (including cash acquired)	92,691
Asset retirement obligations	(3,148)
Deferred income taxes	(187,085)

$671,971

The fair value of Gran Tierra’s shares (including the shares issued with respect to the Colombian Participation Agreement as discussed above) was determined as the weighted average closing price of the common shares of Gran Tierra for the five day period around the announcement date, being two days prior to and after the Acquisition was agreed to and announced, and the announcement date.  It is assumed that the fair value of each Exchangeable Share issued is equal to the fair value of a common share of Gran Tierra.

For the purpose of these Pro Forma Statements, the value of the Rollover Warrants was estimated on the same date as the value of Gran Tierra common shares and Exchangeable Shares, as discussed above, using the Black-Scholes option pricing model with the following assumptions:

Exercise price (Canadian dollars per warrant)	$2.00
Risk-free interest rate	2.28%
Expected life	1.7 years
Volatility	75%
Expected annual dividend per share	Nil
Fair value per warrant	$3.39

Based on the conditions existing at the Acquisition date of November 14, 2008, the fair value of the Rollover Warrants, as determined by Gran Tierra, exceeded the fair value of the Rollover Warrants, as determined by Solana, by approximately $0.6 million, and was recorded by Gran Tierra immediately as compensation cost.

For the purpose of these Pro Forma Statements, the fair value of the stock options rolled over was estimated on the same date as the fair value of Gran Tierra common shares and Exchangeable Shares, as discussed above, using the Black-Scholes option pricing model with the following assumptions:

Exercise price (Canadian dollars per stock option)	$2.36-$4.33
Risk-free interest rate	2.28%
Expected life	1.3-4.8 years
Volatility	71% - 75%
Expected annual dividend per share	Nil
Fair value per option	$2.53-$3.57

The estimated purchase price includes an estimate of transaction costs incurred by Gran Tierra consisting primarily of financial advisory fees, legal and accounting fees, proxy and solicitation fees, printing fees and other costs directly related to the Acquisition, which are approximately $5.5 million.  In addition, approximately $3.4 million was incurred by Solana.  There is no agreement in place for Gran Tierra to reimburse the costs incurred by Solana and therefore, Solana recorded the acquisition-related costs incurred as an expense.  The unaudited pro forma consolidated balance sheet as at September 30, 2008 reflects an adjustment of $3.4 million with respect to the transaction costs incurred by Solana (see note 1(i)).  This adjustment is not included in the unaudited pro forma consolidated statements of operations because it would not have a continuing impact on Gran Tierra.

(b)
Solana’s oil and gas properties and other assets have been increased by $252.3 million and $325.2 million for proved oil and gas properties and unproved oil and gas properties, respectively, to reflect the estimated fair value of the acquired assets on September 30, 2008.

(c)
Asset retirement obligations assumed as a result of the Acquisition have been measured on the assumptions and terms consistent with those currently used by Gran Tierra, that is, the liability is based on estimates established by current legislation, initially measured at fair value and capitalized to property, plant and equipments as an asset retirement cost.  No material adjustments to asset retirement obligations are expected as a result of the Acquisition.

(d)	The adjustment of $4.7 million is required in order to eliminate the amounts receivable/payable between Gran Tierra and Solana.

(e)
The deferred tax asset of $3.8 million recorded by Solana has been removed, and a deferred income tax liability of $187.1 million has been recorded to reflect the temporary differences resulting from the Acquisition, calculated using the Colombian statutory tax rate of 33%.

(f)	Elimination of Solana’s shareholders’ equity as a result of the Acquisition.

(g)
Gran Tierra’s common shares and additional paid in capital have been increased by $0.1 million and $642.8 million, respectively, to reflect the issuance of common shares and/or Exchangeable Shares, net of share issuance costs of $0.4 million.  Rollover Warrants have increased $24.2 million to reflect their fair value, of which $0.6 million described in note 1(a) has been charged to accumulated deficit. As the Exchangeable Shares are the economic and voting equivalents of Gran Tierra’s common shares, the Exchangeable Shares are accounted for in these Pro Forma Statements as equity instruments of Gran Tierra.

(h)
For purposes of the Pro Forma Statements, as estimated on November 14, 2008, the settlement of Solana options for cash resulted in a payment of approximately $2.8 million by Solana.  To reflect the settlement of the options, the unaudited pro forma consolidated balance sheet as at September 30, 2008 includes a charge to contributed surplus of $2.8 million.

(i)
Accrued liabilities have been increased by $8.9 million to reflect an accrual for transaction and share issuance costs, of which $5.5 million was incurred by Gran Tierra ($5.1 million in costs directly related to the Acquisition, and $0.4 million in share issuance costs), and $3.4 million was incurred by Solana.

(j)	The other receivables of $1.1 million were reclassified to proved oil and natural gas properties to conform to Gran Tierra’s presentation.

2.	Pro Forma Consolidated Statements of Operations Assumptions and Adjustments

(a)
Depletion, depreciation and accretion expense has been increased by $28.4 million for the nine months ended September 30, 2008 and $8.7 million for the year ended December 31, 2007 to reflect the effect of the pro forma adjustments to the carrying value of property and equipment outlined in Note 1(b) above and the oil and gas reserves and production of the consolidated entity.

(b)
Income tax expense has been decreased by $5.6 million and $3.0 million for the nine months ended September 30, 2008 and for the year ended December 31, 2007, respectively, to reflect the tax effect on the pro forma adjustments described above, at the Colombian statutory tax rates of 33% and 34% for the nine months ended September 30, 2008 and for the year ended December 31, 2007, respectively.

Solana's historic unaudited interim consolidated financial statements reported $3.8 million of income tax recovery and deferred income tax asset related to recognition of a future tax asset that, upon application of purchase accounting (see Note 1(a)), would not have been recorded.  The combined effect of the above adjustments for the nine months ended September 30, 2008 is a reduction in income tax expense of $2.9 million.

(c)
Foreign exchange gain has been increased by $15.3 million for the nine months ended September 30, 2008 and decreased $19.1 million for the year ended December 31, 2007 to account for the fluctuations in the exchange rate of Colombian pesos versus US dollars, applied to the additional deferred tax liability related to Solana’s Colombia properties.

(d)
As a result of the Acquisition and in accordance with the original terms of the awards, all the issued but unvested options, warrants and escrowed shares of Solana become immediately vested and exercisable.  There were no unvested Solana warrants or escrowed shares as at September 30, 2008. As a result of the Acquisition, Solana recorded an additional expense for the previously measured but unrecognized compensation cost associated with options of $1.8 million.

Solana had historical non-cash stock-based compensation expenses of $13.6 million and $4.0 million for the year ended December 31, 2007 and nine months ended September 30, 2008, respectively (included in General and Administrative expenses in the unaudited pro forma consolidated statements of operations).  Gran Tierra did not assume any of Solana’s equity compensation arrangements.  Other than as described in note 1(h), no pro forma adjustments have been made with respect to the historical stock-based compensation expenses included in Solana’s historical consolidated financial statements.

(e)
Reflects the elimination of $0.4 million in overhead charged by Gran Tierra to Solana for the nine months ended September 30, 2008 in respect of operating costs on certain oil and gas properties prior to the Acquisition. There were no significant charges between the two companies during the year ended December 31, 2007.

(f)
The calculation of earnings (loss) per share is based on the weighted average number of Gran Tierra’s common shares and/or Exchangeable Shares for the respective period and gives effect to the issuance of 122,620,967 common shares and/or Exchangeable shares issued as a result of the Acquisition, as described above.  For the year ended December 31, 2007, the calculation of the diluted loss per share excludes the impact of the Rollover Warrants and options as the impact would be anti-dilutive.

Weighted Average Number of Common Shares and Exchangeable Shares Outstanding	Year Ended December 31, 2007	Nine Months Ended September 30, 2008
Gran Tierra Basic – as previously disclosed	95,096,311	105,509,871
To be issued as a result of the Acquisition	122,458,411	122,620,967
Basic – pro forma	217,554,722	228,130,838
Impact of options and warrants – as previously disclosed	-	14,224,069
Impact of Rollover Warrants and options	-	2,609,117
Diluted – pro forma	217,554,722	244,964,024